Exhibit 99.1

CytRx Secures $40 Million Long-Term Loan Facility

LOS ANGELES, Feb. 8, 2016 /PRNewswire/ -- CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company specializing in oncology, today announced that it has entered into a long-term loan and security agreement with Hercules Technology Growth Capital, Inc. and Hercules Technology III, L.P. for up to $40 million in financing.

CytRx has received the first $25 million of financing under the loan and security agreement. The proceeds will be used for pre-commercialization and manufacturing activities for aldoxorubicin, clinical development, and general corporate purposes. A second tranche of up to $15 million will be available on or before December 31, 2016 if CytRx announces positive data from its global pivotal Phase 3 clinical trial of aldoxorubicin for the treatment of soft tissue sarcoma and initiates a clinical trial of a second novel drug candidate based on CytRx's LADR technology platform.

"This financing is an important step for CytRx as we complete our pivotal, global Phase 3 trial with aldoxorubicin and prepare for its commercial launch," said Steven A. Kriegsman, Chairman and CEO.

"We are pleased to team up with CytRx in advance of their results from the pivotal Phase 3 clinical trial. This financing will support CytRx through this key milestone and the future launch of aldoxorubicin," said Anup Arora, Managing Director at Hercules Technology.

The financing is in the form of a 48-month term loan bearing interest at a rate of 9.5% per annum, subject to the variability of the prime interest rate. In the first year of the long-term loan, only interest is payable. If the regulatory milestone relating to data from the aldoxorubicin Phase 3 trial is positive, the interest-only period will be extended for an additional six months. If the second tranche of $15 million is funded to CytRx under the loan and security agreement, the interest-only period will be extended for another six months.

In connection with the loan and security agreement, CytRx paid and issued to the lenders certain fees of approximately $450,000 and warrants to purchase approximately 630,000 shares of common stock of CytRx at an exercise price of $2.05 per share.

Armentum Partners, through Trump Securities, LLC and Reedland Capital Partners, through Merriman Capital, Inc., a registered broker-dealer and member FINRA/SIPC, acted as financial advisors to CytRx in connection with the transaction.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. CytRx currently is focused on the clinical development of aldoxorubicin, its improved version of the widely used chemotherapeutic agent doxorubicin, and DK049, a novel drug conjugate which is expected to enter clinical trials in 2016. CytRx is also expanding its pipeline of oncology candidates at its laboratory facilities in Freiburg, Germany, through its LADR™ (Linker Activated Drug Release) technology platform, a discovery engine designed to leverage CytRx's expertise in albumin biology and linker technology for the development of a new class of anti-cancer therapies.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) is the leading specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in the technology, biotechnology, life sciences, healthcare, and energy & renewable technology industries. Since inception (December 2003), Hercules has committed more than $5.7 billion to over 335 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the outcome, timing and results of CytRx's clinical testing of aldoxorubicin and preclinical testing of its LADR™ linker technology platform, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRxon the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
CytRx Corporation
David J. Haen
Vice President, Business Development and Investor Relations (310) 826-5648, ext 304
dhaen@cytrx.com

Investor Relations:
Alexander Capital, LP
(855) 288-ALEX (2539)
cytrx@alexandercapitallp.com

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